Exhibit 10.10

Certain portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K The omitted information is (i) not material and (ii) would likely cause competitive harm to Blue Water Vaccines, Inc. if publicly disclosed. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

ST. JUDE CHILDREN’S RESEARCH HOSPITAL, INC.

&

BLUE WATER VACCINES

ST. JUDE File No.: SJ-11-0001 and SJ-18-0045

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into as of January 27, 2020 (the “EFFECTIVE DATE”) by and between ST. JUDE CHILDREN’S RESEARCH HOSPITAL, INC., a Tennessee not-for-profit corporation having an address at 262 Danny Thomas Place, Memphis, TN 38105 (“ST. JUDE” or “LICENSOR”), and Blue Water Vaccines, Inc., a Delaware corporation, having an address at 2014 Courtland Avenue, Cincinnati, OH 06830 (“COMPANY”) (ST. JUDE and COMPANY hereinafter each referred to as a “PARTY”, or collectively referred to as the “PARTIES”) with respect to the following:

RECITALS

WHEREAS, as a center for research and education, ST. JUDE is interested in licensing PATENT RIGHTS (hereinafter defined) in a manner that will benefit the public by facilitating the development of useful products; and

WHEREAS, the valuable invention(s) titled “Live, Attenuated Streptococcus Pneumoniae Strain and Vaccine for Protection Against Pneumococcal Disease” (ST. JUDE File No.: SJ-11- 0001) and “Vaccine Compositions and Methods for Reducing Transmission of Streptococcus Pneumoniae” (ST. JUDE File No.: SJ-18-0045) were developed during the course of research conducted by Dr. Jason Rosch and other members of ST. JUDE (all hereinafter referred to as “INVENTORS” and each individually referred to as an “INVENTOR”); and

WHEREAS, LICENSOR has acquired through assignment by each of the INVENTORS all rights, title and interest, with the exception of certain retained rights by the United States Government, in their interest in said valuable inventions; and

WHEREAS, COMPANY desires to obtain certain rights in such inventions as herein provided, and to provide funding for research related to such inventions at ST. JUDE, if applicable, subject to the terms of a research collaboration agreement(s) to be negotiated by the PARTIES, and to commercially develop, manufacture, use and/or distribute products based upon or embodying said valuable inventions throughout the world; and

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the PARTIES hereto agree as follows:

ARTICLE 1

DEFINITIONS

All references to particular Exhibits, Articles or Paragraphs shall mean the Exhibits to, and Paragraphs and Articles of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1 AFFILIATED COMPANY” as used herein in either singular or plural shall mean any corporation, company, partnership, joint venture or other entity, which controls, is controlled by or is under common control with COMPANY. For purposes of this Paragraph 1.1, control shall mean the direct or indirect ownership of at least fifty- percent (50%) of the voting or economic interest in said entity. Any AFFILIATED COMPANY that is exercising rights under this AGREEMENT shall provide a written acknowledgement to LICENSOR that they are bound by, and agree to abide by, the terms of this AGREEMENT.

1.2 EFFECTIVE DATE” of this License Agreement shall mean the date set forth above.

1.3 EXCLUSIVE LICENSE” shall mean a grant by LICENSOR to COMPANY of their entire right and interest in the PATENT RIGHTS subject to the exceptions set forth in Article 2.

1.4 FIRST COMMERCIAL SALE” shall mean the first sale for use or consumption by the general public of LICENSED PRODUCT in a country after regulatory approval has been obtained for such LICENSED PRODUCT in such country.

1.5 IND” shall mean an Investigational New Drug application filed with the Food and Drug Administration for authorization to commence human clinical trials in the United States, and its equivalent in other countries or regulatory jurisdictions.

1.6 “LICENSED FIELD” shall mean vaccines for use in humans.

1.7 LICENSED PRODUCT(S)” as used herein in either singular or plural shall mean any material, compositions, drug, or other product, the manufacture, use or sale of which would constitute, but for the license granted to COMPANY pursuant to this Agreement, an infringement of a VALID CLAIM of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

1.8 NET SALES” shall mean gross sales revenues and fees billed by COMPANY, AFFILIATED COMPANY and SUBLICENSEE(S) from the sale of LICENSED PRODUCT(S) less the following:

(a) customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(b) amounts repaid or credited by reason of rejection or return of LICENSED PRODUCTS;

(c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a LICENSED PRODUCT, which is paid by or on behalf of COMPANY or AFFILIATES; and

(d) outbound transportation costs prepaid or allowed and costs of insurance in transit.

For purposes of determining NET SALES, the LICENSED PRODUCT(S) shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes.

1.9 PATENT RIGHTS” shall mean U.S. provisional patent application no. 61/537,290, titled “Live, Attenuated Streptococcus Pneumoniae Strain and Vaccine for Protection Against Pneumococcal Disease” filed on September 21, 2011, which issued as US patent number 9,265,819 on February 23, 2016 and U.S. provisional patent application no. 62/817,748 filed March 13, 2019 owned by LICENSOR and all invention(s) disclosed and claimed therein (“INVENTION”), and any issued patents, divisions, continuations, continuations-in-part to the extent that the claims are directed to subject matter described in the above-referenced patent applications and are entitled to the priority date of the existing PATENT RIGHTS, reexaminations, substitutions, renewals, restorations, additions or registrations thereof, as well as non-United States counterparts thereof and extensions and supplementary protection certificates thereon.

1.10 PHASE I CLINICAL TRIAL” shall mean a human clinical trial, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients as required in 21 C.F.R. §312, or a similar clinical study prescribed by the regulatory authorities in a country other than the United States.

1.11 PHASE II CLINICAL TRIAL” shall mean (i) a human clinical trial, for which a primary endpoint is a preliminary determination of efficacy or dose ranges in patients with the disease target being studied as required in 21 C.F.R. §312.21(b), as may be amended from time to time, or a similar clinical study prescribed by the regulatory authorities in a country other than the United States, or (ii) a combined Phase II and Phase III Clinical Trial which enrolls at least forty (40) patients, or any Phase III Clinical Trial performed in lieu of a Phase II study.

1.12 PHASE III CLINICAL TRIAL” shall mean a human clinical trial, the principal purpose of which is to establish safety and efficacy in patients with the disease target being studied as required in 21 C.F.R. §312, or similar clinical study prescribed by the regulatory authorities in a country other than the United States. A Phase III Clinical Trial shall also include any other human clinical trial intended as a pivotal study, whether or not such study is a traditional Phase III study.

1.13 SUBLICENSEE(S)” as used herein in either singular or plural shall mean any person or entity other than an AFFILIATED COMPANY to which COMPANY has granted a sublicense of PATENT RIGHTS under this Agreement.

1.14 VALID CLAIM” as used herein in either singular or plural shall mean a claim of any (i) issued and unexpired patent included within the PATENT RIGHTS unless the claim has been held unenforceable or invalid by the final, un-reversed, and un-appealable decision of a court or other government body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or determined to be invalid, unpatentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise, or (ii) a pending claim of a patent application within the PATENT RIGHTS to the extent the claim continues to be prosecuted in good faith and has not been cancelled, withdrawn, abandoned or finally disallowed without the possibility of appeal or re-filing of such application.

ARTICLE 2

LICENSE GRANT

2.1 Grant. Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to COMPANY an EXCLUSIVE LICENSE to develop, make, have made, use, import, offer for sale and sell the LICENSED PRODUCT(S) worldwide under the PATENT RIGHTS in the LICENSED FIELD. This license grant shall apply to the COMPANY and any AFFILIATED COMPANY, except that any AFFILIATED COMPANY shall not have the right to sublicense others as set forth in Paragraph 2.2 below. If any AFFILIATED COMPANY exercises rights under this Agreement, such AFFILIATED COMPANY shall be bound by all terms and conditions of this Agreement, including, but not limited to, indemnity and insurance provisions and royalty and other payment provisions, which shall apply to the exercise of the rights, to the same extent as would apply had this Agreement been directly between LICENSOR and the AFFILIATED COMPANY. In addition, COMPANY shall remain fully liable to LICENSOR for all acts and obligations of AFFILIATED COMPANY such that acts of the AFFILIATED COMPANY shall be considered acts of the COMPANY.

2.2 Sublicense. COMPANY may grant sublicenses under the PATENT RIGHTS to third parties under this Agreement, subject to the terms and conditions of this Paragraph 2.2. COMPANY shall provide LICENSOR with a redacted confidential copy of each sublicense agreement between COMPANY and a third party for the grant of rights under the PATENT RIGHTS within forty-five (45) days of its execution. Each sublicense agreement shall: (a) be consistent with the terms, conditions and limitations of this Agreement, (b) name LICENSOR as an intended third party beneficiary of the obligations of SUBLICENSEE without imposition of obligation or liability on the part of LICENSOR or the INVENTORS to the SUBLICENSEE, (c) specifically incorporate Paragraphs 6.2 “Representations by LICENSOR”, 7.1 “Indemnification”, 10.1 “Use of Name”, and 10.4 “Insurance” into the body of the sublicense agreement, and cause the terms used therein to have the same meaning as in this Agreement, and (d) permit the SUBLICENSEE to grant further sublicenses, provided that such sub-sublicensees shall be subject to all of the terms and conditions of this Paragraph 2.2. The redacted copy of each sublicense agreement or sub-sublicense agreement furnished to LICENSOR by COMPANY shall be the Confidential Information of COMPANY. COMPANY shall (a) be and remain responsible for the performance by such SUBLICENSEE, and such SUBLICENSEE’s sublicensees, with the terms of this Agreement, and any action by a SUBLICENSEE, and such SUBLICENSEE’s sublicensees, that would, if conducted by COMPANY, be a breach of this Agreement, shall be deemed a breach of this Agreement by COMPANY, and (b) ascertain, calculate, audit and collect all royalties that become payable by such SUBLICENSEE, and such SUBLICENSEE’s sublicensees, hereunder and take appropriate enforcement action against such SUBLICENSEE, and such SUBLICENSEE’s sublicensees, for any failure to pay or to properly calculate payments.

For the avoidance of doubt, an agreement between any of COMPANY, an AFFILIATED COMPANY or a SUBLICENSEE and a third party granting rights (in the absence of consideration to COMPANY, AFFILIATED COMPANY, or SUBLICENSEE) to the third party to perform research or development activities solely on behalf of COMPANY, AFFILIATED COMPANY, or SUBLICENSEE, but not rights to commercialize or otherwise exploit LICENSED PRODUCTS, shall not be deemed to be a sublicense hereunder and shall not be subject to the terms of this Paragraph 2.2; provided, however, that COMPANY will remain solely responsible for such agreements and the actions of any party it contracts with thereunder.

2.3 Government Rights. The United States Government may have acquired a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the INVENTIONS described in PATENT RIGHTS throughout the world. The rights granted herein are additionally subject to: (i) the requirement that any LICENSED PRODUCT(S) produced for use or sale within the United States shall be substantially manufactured in the United States (unless a waiver under 35 USC § 204 or equivalent is granted by the appropriate United States government agency), (ii) the right of the United States government to require LICENSORS, or their licensees, including COMPANY, to grant sublicenses under the PATENT RIGHTS to responsible applicants on reasonable terms when necessary to fulfill health or safety needs, and, (iii) other rights acquired by the United States government under the laws and regulations applicable to the grant/contract award under which the inventions were made.

2.4 LICENSOR Retained Rights. LICENSOR retains the right to make, have made, provide and use for LICENSOR’S non-commercial research and clinical purposes, including the ability to distribute LICENSOR’S biological materials disclosed and/or claimed in PATENT RIGHTS for nonprofit academic research use to non-commercial entities as is customary in the scientific community and to sell the biological materials as research reagents for research use only by the scientific community.

ARTICLE 3

FEES, ROYALTIES, & PAYMENTS

3.1 License Fee. COMPANY shall pay to LICENSOR within thirty (30) days of the EFFECTIVE DATE a license fee as set forth in Exhibit A. LICENSOR will not submit an invoice for the license fee, which is nonrefundable and shall not be credited against royalties or other fees.

3.2 Annual Maintenance Fee. COMPANY shall pay to LICENSOR the annual maintenance fee as set forth in Exhibit A. These annual maintenance fees shall be due, without invoice from LICENSOR, within thirty (30) days each anniversary of the EFFECTIVE DATE beginning with the first anniversary. Running royalties and Milestone Payments accrued under, respectively, Paragraph 3.3 and Paragraph 3.5 and paid to LICENSOR during the preceding calendar year shall be credited against the minimum annual royalties due the following year. For example, running royalties and milestone payments accrued under and paid to LICENSOR during calendar year 2020 shall be credited against the annual maintenance fee due and payable no later than January 30, 2021.

3.3 Running Royalties. COMPANY shall pay to LICENSOR a running royalty as set forth in Exhibit A, for each LICENSED PRODUCT(S) sold by COMPANY, AFFILIATED COMPANIES and/or SUBLICENSEE(S), based on NET SALES for the term of this Agreement. Such payments shall be made quarterly. All non-US taxes related to LICENSED PRODUCT(S) sold under this Agreement shall be paid by COMPANY and shall not be deducted from royalty or other payments due to LICENSOR.

In order to insure LICENSOR the full royalty payments contemplated hereunder, COMPANY agrees that in the event any LICENSED PRODUCT(S) shall be sold to a corporation, firm or association (the “PURCHASER”) with which COMPANY shall have any agreement, understanding or arrangement with respect to consideration (such as, among other things, an option to purchase stock or actual stock ownership, or an arrangement involving division of profits or special rebates or allowances) received by COMPANY with respect to sale of such LICENSED PRODUCT(S), the royalties to be paid hereunder to LICENSOR for such LICENSED PRODUCT(S) shall be based upon the greater of: 1) the net selling price (per NET SALES) at which the PURCHASER resells such LICENSED PRODUCT(S) to the end user, 2) the fair market value of the LICENSED PRODUCT(S) as of the date that COMPANY receives such consideration from such PURCHASER, or 3) the net selling price (per NET SALES) of LICENSED PRODUCT(S) paid by the PURCHASER.

3.4 Sublicense Consideration. In addition to the running royalty as set forth under Paragraph 3.3, COMPANY shall pay to LICENSOR, as set forth on Exhibit A a percentage of consideration received for sublicenses (collectively, “SUBLICENSE CONSIDERATION” as further defined below in this Paragraph 3.4) under this Agreement, solely to the extent that such consideration relates to the value of a sublicense to the PATENT RIGHTS but (i) subject to the limitations set forth below and (ii) excluding consideration that relates to the value of other intellectual property rights licensed by COMPANY to such SUBLICENSEE. This SUBLICENSE CONSIDERATION shall be due, without the need for invoice from LICENSOR, within forty-five (45) days of the receipt of any SUBLICENSE CONSIDERATION payment made to COMPANY by a SUBLICENSEE under a sublicense agreement. Such SUBLICENSE CONSIDERATION shall mean consideration of any kind received by the COMPANY from a SUBLICENSEE(S) for the grant of a sublicense under this Agreement, such as upfront fees or milestone fees and including any premium paid by the SUBLICENSEE(S) over Fair Market Value (as such term is defined in Paragraph 3.3(c) below) for stock of the COMPANY in consideration for such sublicense. However, not included in such SUBLICENSE CONSIDERATION are:

(a)	Support for research, development (product development, clinical studies and regulatory), and/or manufacturing activities corresponding directly to the development of LICENSED PRODUCT(S), which do not exceed the fully- burdened cost for undertaking such research, development, and/or manufacturing performed by or for the COMPANY or AFFILATED COMPANY (including third parties on their behalf), each pursuant to a specific agreement including a performance plan and commensurate budget;

(b)	Proceeds derived from debt financing, to the extent that such financing is at market rates, and any loans to COMPANY or AFFILIATED COMPANY by SUBLICENSEE:

(c)	Consideration received for the purchase of an equity interest in COMPANY to the extent that the price per share for such equity does not exceed by more than twenty-five percent (25%) the Fair Market Value of COMPANY’s stock. The term Fair Market Value shall mean the average price that the stock in question is publicly trading at for twenty (20) days prior to the announcement of its purchase by the SUBLICENSEE(S) or if the stock is not publicly traded, the value of such stock as determined by the most recent private financing through a financial investor (an entity whose sole interest in the COMPANY or AFFILIATED COMPANY is financial) of the COMPANY or AFFILIATED COMPANY that issued the shares;

(d)	As reimbursement of COMPANY’s patent costs related to PATENT RIGHTS;

(e)	Amounts paid to the COMPANY or AFFILIATED COMPANY by the SUBLICENSEE(S) for royalties on Licensed Products which are subject to payments to LICENSOR under Paragraph 3.3.

3.5 Milestone Payments. COMPANY shall pay to LICENSOR the milestone payments as set forth in Exhibit B for the term of this Agreement. All non-US taxes (excluding any taxes based on LICENSOR’S income) related to milestone payments shall be paid by COMPANY and shall not be deducted from payments due to LICENSOR.

3.6 Patent Reimbursement. COMPANY will reimburse LICENSOR, within thirty (30) days of the EFFECTIVE DATE the amount of $ [***] for costs associated with the preparation, filing, maintenance, and prosecution of PATENT RIGHTS in the LICENSED FIELD incurred by LICENSOR on or before January 27, 2020. In accordance with Paragraph 4.1 below, COMPANY will reimburse LICENSOR, within thirty (30) days of the receipt of an invoice from LICENSOR, for all reasonable costs associated with the preparation, filing, maintenance, and prosecution of PATENT RIGHTS in the LICENSED FIELD incurred by LICENSOR subsequent to January 28, 2020. Each invoice submitted to COMPANY by LICENSOR shall include copies of the actual invoices from LICENSOR’S patent counsel.

3.7 Form of Payment. All payments under this Agreement shall be made in U.S. Dollars. Checks are to be made payable to “St. Jude Children’s Research Hospital”. Wire transfers may be made using the following information:

Acct Name: St. Jude Children’s Research Hospital, Master Concentration Account

Acct Number: 00-0270040

Bank Name: First Tennessee

Bank Bank Swift: FTNMUS44

Bank ABA #: 084-000026

Bank Address: Post Office Box 84

Memphis, TN 38101

USA

COMPANY shall be responsible for any and all costs associated with wire transfers and shall include a reference to this Agreement in any wire transfer payment. Payments made by check should be sent to the following address:

St. Jude Children’s Research Hospital

P.O. Box 1000, Department # 516

Memphis, TN 38148-0516

3.8 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of the sum of (a) two percent (2%) plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of LICENSOR to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Paragraph 9.2.

ARTICLE 4

PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

4.1 Prosecution & Maintenance. COMPANY will bear all expenses relating to the filing, prosecution, and maintenance of all PATENT RIGHTS after the EFFECTIVE DATE. Upon approval of the law firm by LICENSOR, COMPANY may oversee future patent prosecution using its patent counsel and pay patent expenses directly, so long as LICENSOR is copied on all correspondence and notified prior to any substantive actions. Title to all patents and patent applications shall reside in LICENSOR. COMPANY shall (a) cause its patent counsel to timely copy LICNESOR on all official actions and written correspondence with any patent office, and (b) allow LICENSOR and/or its counsel an opportunity and reasonably sufficient time to comment and advise COMPANY with respect thereto. COMPANY shall consider in good faith and reasonably incorporate all comments and advice from LICENSOR. At least thirty (30) days in advance of any filing or response deadline, or fee due date, COMPANY may elect not to have a patent application filed in any particular country or not to pay expenses associated with prosecuting or maintaining any patent application or patent within PATENT RIGHTS, provided that COMPANY pays for all costs incurred up to LICENSOR’S receipt of such notification. Failure to provide such notification will be considered by LICENSOR to be COMPANY’s willingness to proceed at COMPANY’s expense. Upon such notification, at LICENSOR’S own expense, LICENSOR may file, prosecute, and/or maintain such patent applications or patent within the PATENT RIGHTS with respect to which COMPANY has made the foregoing decision(s) (collectively, the “COMPANY-ABANDONED PATENTS”), and any rights or license granted hereunder held by COMPANY, AFFILIATED COMPANIES or SUBLICENSEE(S) relating to COMPANY-ABANDONED PATENTS shall terminate.

4.2 Notification. Each PARTY will notify the other promptly in writing when any infringement by a third party is uncovered or suspected.

4.3 Infringement. COMPANY shall have the first right to enforce any patent within PATENT RIGHTS against any infringement or alleged infringement thereof, and shall at all times keep LICENSOR informed as to the status thereof. Before COMPANY commences an action with respect to any infringement of such patents, COMPANY shall give careful consideration to the views of LICENSOR and to potential effects on the public interest in making its decision whether or not to sue. Thereafter, COMPANY may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Paragraph 4.5. However, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of LICENSOR, which consent shall not be unreasonably withheld. This right to sue for infringement shall not be used in an arbitrary or capricious manner. LICENSOR shall reasonably cooperate in any such litigation at COMPANY’s expense.

If COMPANY elects not to enforce any patent within the PATENT RIGHTS, then it shall so notify LICENSOR in writing within ninety (90) days of receiving notice that an infringement exists. LICENSOR may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom. Before LICENSOR commences an action with respect to any infringement of such patents, LICENSOR shall give careful consideration to the views of COMPANY and to potential effects on COMPANY’S interests under this Agreement in making its decision whether or not to sue and thereafter shall at all times keep COMPANY informed as to the status thereof, as long as COMPANY is licensed under said patents.

4.4 Patent Invalidity Suit. If a declaratory judgment action is brought naming COMPANY as a defendant and alleging invalidity of any of the PATENT RIGHTS, LICENSOR may elect to take over the sole defense of the action at its own expense. COMPANY shall cooperate fully with LICENSOR in connection with any such action. LICENSOR shall give careful consideration to the views of COMPANY and to potential effects on COMPANY’S interests under this Agreement in any such defense and thereafter shall at all times keep COMPANY informed as to the status thereof, as long as COMPANY is licensed under said patents.

4.5 Recovery. In any action taken pursuant to Section 4.3, COMPANY and LICENSOR shall recover their respective actual out-of-pocket expenses (including attorneys’ fees), or equitable proportions thereof, associated with the action or settlement thereof from any resulting recovery made by either PARTY with the PARTY controlling the action having first entitlement to recover its out-of-pocket expenses if the recovery is insufficient to reimburse both PARTIES for their out-of-pocket expenses. Any excess amount of such a recovery shall be shared and distributed as follows: the PARTY initiating such action, shall retain seventy-five percent (75%) of such excess amount and twenty-five percent (25%) paid to the non-initiating PARTY.

4.6 Concerns regarding PATENT RIGHTS In the event COMPANY has concerns regarding the validity, patentability or enforceability of the PATENT RIGHTS, COMPANY shall provide LICNESOR written notice of such concern. Within fourteen (14) days after receipt of such notice, a senior executive officer of LICENSOR, and a senior executive officer of COMPANY shall meet in person or by teleconference and exchange written summaries reflecting the nature and extent of the concern, and at this meeting they shall use their reasonable endeavors to resolve the dispute. If, within a further period of thirty (30) days, or if in any event within ninety (90) days following initial receipt of the notice from COMPANY, the concern has not been resolved, then the parties may pursue other dispute resolution mechanisms.

ARTICLE 5

OBLIGATIONS OF THE PARTIES

5.1 Reports. COMPANY shall provide to LICENSOR the following written reports, which reports shall be Confidential Information of COMPANY, according to the following schedules.

(a) COMPANY shall provide calendar quarterly royalty reports, substantially in the format of Exhibit C and due within thirty (30) days of the end of each calendar quarter following the FIRST COMMERCIAL SALE of a LICENSED PRODUCT. Royalty Reports shall disclose the amount of LICENSED PRODUCT(S) sold, the total NET SALES of such LICENSED PRODUCT(S), and the running royalties due to LICENSOR as a result of NET SALES by COMPANY, AFFILIATED COMPANIES and SUBLICENSEE(S) thereof. Payment of any such royalties due shall accompany such Royalty Reports.

(b) Until such time as COMPANY, an AFFILIATED COMPANY or a SUBLICENSEE(S) has achieved a FIRST COMMERCIAL SALE of a LICENSED PRODUCT, or received FDA market approval, COMPANY shall provide annual diligence reports, due within thirty (30) days of the end of every December following the EFFECTIVE DATE of this Agreement. These diligence reports shall describe COMPANY’s, AFFILIATED COMPANY’s or any SUBLICENSEE(S)’s technical efforts towards meeting its obligations under the terms of this Agreement, particularly its progress toward achieving the developmental milestones set forth in Exhibit B and shall explain any delays experienced in achieving such milestones relative to the projected dates for achievement set forth in Exhibit B.

(c) COMPANY shall further provide in conjunction with the annual report due in January pursuant to 5.1(b) or the quarterly royalty report due in the last calendar quarter of each calendar year pursuant to Paragraph 5.1(a), the following information:

(i) evidence of insurance as required under Paragraph 10.4, or, a statement of why such insurance is not currently required; and

(ii) identification of all AFFILIATED COMPANIES which have exercised rights pursuant to Paragraph 2.1, or, a statement that no AFFILIATED COMPANY has exercised such rights;

(iii) identification of (A) all SUBLICENSEE(S) with which COMPANY has entered into an agreement pursuant to the terms of Paragraph 2.2 and all (B) sublicensee(s) of such SUBLICENSEE(S) with which such SUBLICENSEE(S) have entered into agreements pursuant to the terms of Paragraph 2.2, in each case since the previous annual report; and

(iv) notice of all FDA approvals of any LICENSED PRODUCT(S) obtained by COMPANY, AFFILIATED COMPANY or SUBLICENSEE, the patent(s) or patent application(s) licensed under this Agreement upon which such product or service is based, and the commercial name of such product or service, or, in the alternative, a statement that no FDA approvals have been obtained.

5.2 Records. COMPANY shall make and retain, for a period of three (3) years following the period of each report required by Paragraph 5.1(a), true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 5.1(a). Such books and records shall be in accordance with generally accepted accounting principles consistently applied. COMPANY shall permit the inspection of such records, files and books of account by LICENSOR’S agent (the “Auditor”), which Auditor shall be a nationally recognized auditor acceptable to COMPANY, such acceptance not to be unreasonably withheld, and subject to obligations of confidentiality and nonuse reasonably acceptable to COMPANY. Any such inspection shall occur during regular business hours upon ten (10) business days’ written notice to COMPANY. Such inspection shall not be made more than once each calendar year. All costs of such inspection shall be paid by LICENSOR, provided that if any such inspection shall reveal that an error has been made resulting in an underpayment equal to five percent (5%) or more of any payment due to LICENSOR, the costs of such inspection shall be borne by COMPANY. As a condition to entering into any such agreement, COMPANY shall include in any agreement with its AFFILIATED COMPANIES or its SUBLICENSEE(S) which permits such party to make, use, sell or import the LICENSED PRODUCT(S), a provision requiring such party to retain records of sales of LICENSED PRODUCT(S) and other information as required in Paragraphs 5.1(a) and this Paragraph 5.2 and permit the Auditor to inspect such records as required by this Paragraph 5.2. All information and records made available to the Auditor pursuant to this Paragraph 5.2 shall be deemed to be and treated as Confidential Information of COMPANY pursuant to Article 8.

5.3 Commercially Reasonable Efforts. COMPANY shall exercise commercially reasonable efforts to develop and to introduce the LICENSED PRODUCT(S) into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment; thereafter, until the expiration or termination of this Agreement, COMPANY shall endeavor to keep LICENSED PRODUCT(S) reasonably available to the public. COMPANY shall also exercise commercially reasonable efforts to develop LICENSED PRODUCT(S) suitable for different indications within the LICENSED FIELD, so that the PATENT RIGHTS can be commercialized as broadly and as speedily as good scientific and business judgment would deem possible. Developmental milestones for a LICENSED PRODUCT are outlined in Exhibit B. Should COMPANY fail to achieve the developmental milestones and COMPANY and LICENSOR fail to agree upon a mutually satisfactory revised time line, LICENSOR shall be allowed to terminate this Agreement pursuant to Paragraph 9.2.

5.4 Other Products. After clinical evidence has been provided in writing by LICENSOR to COMPANY demonstrating the practicality of a particular market or use of PATENT RIGHTS within the LICENSED FIELD which is not being developed or commercialized by COMPANY, COMPANY shall either provide LICENSOR with a reasonable development plan and start commercially reasonable efforts to develop in that particular market or use or make commercially reasonable efforts to sublicense the particular market or use to a third party. If within six (6) months of such notification by LICENSOR, COMPANY has not initiated such development efforts or initiated efforts to sublicense that particular market or use, LICENSOR may terminate this license for such particular market or use. This Paragraph 5.4 shall not be applicable if COMPANY reasonably demonstrates to LICENSOR that commercializing such LICENSED PRODUCT(S) or granting such a sublicense in said market or use would have a substantial adverse effect upon the ability of COMPANY to market or sell the LICENSED PRODUCT(S) being developed or being sold by COMPANY.

5.5 Patent Acknowledgement. COMPANY agrees that all packaging containing individual LICENSED PRODUCT(S) sold by COMPANY, AFFILIATED COMPANIES and SUBLICENSEE(S) of COMPANY will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country’s patent laws.

ARTICLE 6

REPRESENTATIONS

6.1 Duties of the Parties. LICENSOR is an institute of research and education and not a commercial organization. Therefore, LICENSOR has no ability to evaluate the commercial potential of any PATENT RIGHTS or LICENSED PRODUCT or other license or rights granted in this Agreement. It is therefore incumbent upon COMPANY to evaluate the rights and products in question, to examine the materials and information provided by LICENSOR and to determine for itself the validity of any PATENT RIGHTS, its freedom to operate, and the value of any LICENSED PRODUCTS or other rights granted.

6.2 Representations by LICENSOR. LICENSOR warrants that it has good and marketable title to its interest in the PATENT RIGHTS with the exception of certain retained rights of the United States Government, which may apply if any part of the research was funded in whole or in part by the United States Government. LICENSOR does not warrant the validity of any patents or that practice under such patents shall be free of infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 6.2, COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) AGREE THAT THE PATENT RIGHTS, ARE PROVIDED “AS IS”, AND THAT LICENSOR MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. LICENSOR DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, LICENSOR ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF LICENSOR AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF LICENSORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) LICENSED UNDER THIS AGREEMENT. COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT MANUFACTURED, USED, OR SOLD BY COMPANY, ITS SUBLICENSEE(S) AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT(S) AS DEFINED IN THIS AGREEMENT.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification. COMPANY, AFFILIATED COMPANY and SUBLICENSEE(S) shall indemnify, defend with counsel reasonably acceptable to LICENSOR, and hold LICENSOR, the American Lebanese Syrian Associated Charities, Inc. (ALSAC; a non- profit, 501(c)(3) corporation which supports ST. JUDE), their present and former trustees, directors, governors, officers, INVENTORS of PATENT RIGHTS, agents, faculty, employees and students harmless as against any claims, demands, damages, judgments, fees (including reasonable attorneys fees), expenses, or other costs arising from or incidental to a breach of any representation, warranty or covenant made by COMPANY in this Agreement, any product liability or other lawsuit, claim, demand or other action brought by a third party as a consequence of the practice of the PATENT RIGHTS by COMPANY, AFFILIATED COMPANY and SUBLICENSEE(S), whether or not LICENSORS or said INVENTORS, either jointly or severally, are named as a party defendant in any such lawsuit and whether or not LICENSOR or the INVENTORS are alleged to be negligent or otherwise responsible for any injuries to persons or property. Practice of the PATENT RIGHTS covering the LICENSED PRODUCT(S) by an AFFILIATED COMPANY or an agent or a SUBLICENSEE(S) or a third party on behalf of or for the account of COMPANY or by a third party who purchases LICENSED PRODUCT(S) from COMPANY, shall be considered COMPANY’s practice of said PATENT RIGHTS for purposes of this Paragraph. The obligation of COMPANY to defend, indemnify and hold harmless as set out in this Paragraph shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an AFFILIATE COMPANY or SUBLICENSEE, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality. If necessary, the Parties will exchange information they consider to be confidential. The recipient of such information agrees to accept the disclosure of said information, including but not limited to the terms of this Agreement and any reports or information provided by COMPANY pursuant to Article 5 (“Confidential Information”). The recipient of Confidential Information agrees to employ all reasonable efforts to maintain the Confidential Information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information. The Confidential Information shall not be disclosed or revealed to anyone except employees of the recipient which employees (i) have a need to know the Confidential Information, (ii) are subject to obligations of confidentiality and non-use substantially similar to those set forth in this Article 8, and (iii) have been advised by the recipient of the confidential nature of the Confidential Information and that the Confidential Information shall be treated accordingly.

COMPANY may disclose Confidential Information to the extent that such disclosure is:

(A)	Required by Governmental Order. Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction; provided, however, that COMPANY shall first have given notice to LICENSOR and given LICENSOR a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(B)	Required by Law. Otherwise required by law; provided, however, that COMPANY shall (a) provide LICENSOR with reasonable advance notice of and an opportunity to comment on any such required disclosure, (b) if requested by LICENSOR, seek confidential treatment with respect to any such disclosure to the extent available, and (c) use good faith efforts to incorporate the comments of LICENSOR in any such disclosure or request for confidential treatment;

(C)	Required by Regulatory Authority. Made by COMPANY to the regulatory authorities as required in connection with any filing, application or request for regulatory approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information;

(D)	Required by Agreement. Made by COMPANY, in connection with the performance of this Agreement, to AFFILIATED COMPANIES, SUBLICENSEES, research parties, employees, consultants, representatives or agents, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Paragraph 8.1; or

(E)	Required by Certain Third Parties. Made by COMPANY to existing or potential acquirers or merger candidates; existing or potential SUBLICENSEES; investment bankers; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing; or AFFILIATED COMPANIES, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Paragraph 8.1.

The obligations of this Paragraph shall also apply to AFFILIATED COMPANIES and/or SUBLICENSEE(S) that are provided such Confidential Information by COMPANY. LICENSOR’S, COMPANY’s, AFFILIATED COMPANIES’, and SUBLICENSEES’ obligations under this Paragraph shall extend until three (3) years after the termination of this Agreement.

8.2 Exceptions. The recipient’s obligations under Paragraph 8.1 shall not extend to any part of the Confidential Information:

a.	that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

b.	that can be demonstrated, from written records to have been in the recipient PARTY’s possession or readily available to the recipient PARTY from another source not under obligation of secrecy to the disclosing PARTY prior to the disclosure; or

c.	that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient PARTY; or

d.	that is demonstrated from written records to have been developed by or for the receiving PARTY without reference to Confidential Information disclosed by the disclosing PARTY.

e.	that is required to be disclosed by law, government regulation or court order.

8.3 Right to Publish. LICENSOR may publish manuscripts, abstracts or the like describing the PATENT RIGHTS and inventions contained therein provided Confidential Information of COMPANY, as defined in Paragraph 8.1, is not included or without first obtaining written approval from COMPANY to include such Confidential Information. Otherwise, LICENSOR and the INVENTORS shall be free to publish manuscripts and abstracts or the like without prior approval. The text of the proposed manuscripts, abstracts or the like containing any COMPANY Confidential Information must be provided to COMPANY at least sixty (60) days prior to the date of submission for consideration for manuscripts, abstracts or the like in order to provide COMPANY an opportunity to comment on such proposed manuscripts, abstracts or the like and determine if COMPANY Confidential Information is disclosed therein. In the event that COMPANY so comments prior to such intended submission date, LICENSOR shall (x) delay submission of such manuscripts, abstracts or the like thirty (30) days beyond such intended submission date and, during such thirty (30) day period, engage in good faith discussion of such comments with COMPANY, and (y) consider in good faith the modification of such proposed manuscripts, abstracts or the like pursuant to such comments. Upon the request of COMPANY, LICENSOR shall remove COMPANY Confidential Information from any proposed manuscripts, abstracts or the like.

ARTICLE 9

TERM & TERMINATION

9.1 Term. The term of this Agreement shall commence on the EFFECTIVE DATE and shall continue, in each country, until the date of expiration of the last to expire VALID CLAIM included within PATENT RIGHTS in that country.

9.2 Termination by Either PARTY. This Agreement may be terminated by either COMPANY or LICENSOR, in the event that the other PARTY (a) files or has filed against it a petition under the Bankruptcy Act, makes an assignment for the benefit of creditors, has a receiver appointed for it or a substantial part of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors or (b) fails to perform or otherwise breaches any of its obligations hereunder, if, following the giving of notice by the terminating PARTY of its intent to terminate and stating the grounds therefor, the PARTY receiving such notice shall not have cured such failure or breach within sixty (60) days. In no event, however, shall such notice or intention to terminate be deemed to waive any rights to damages or any other remedy which the PARTY giving notice of breach may have as a consequence of such failure or breach.

9.3 Termination by COMPANY. COMPANY may terminate this Agreement and the license granted herein, for any reason, upon giving LICENSOR thirty (30) days written notice.

9.4 Obligations and Duties upon Termination. If this Agreement is terminated, the PARTIES shall be released from all obligations and duties imposed or assumed hereunder to the extent so terminated, except as expressly provided to the contrary in this Agreement. Upon termination, each PARTY shall cease any further use of the Confidential Information received from the other PARTY. Termination of this Agreement, for whatever reason, shall not affect the obligation of any PARTY to make any payments for which it is liable prior to or upon such termination. Termination shall not affect LICENSOR’S right to recover unpaid royalties, fees, reimbursement for patent expenses, or other forms of financial compensation incurred prior to termination. Upon termination, COMPANY shall submit a final royalty report to LICENSOR and any royalty payments (if after first commercial sale of LICENSED PRODUCTS), fees, unreimbursed patent expenses and other financial compensation due to LICENSOR shall become immediately payable. Furthermore, upon termination of this Agreement, all rights in and to the PATENT RIGHTS shall revert immediately to LICENSOR at no cost to LICENSOR. Upon termination of this Agreement, any SUBLICENSEE(S) shall become with such SUBLICENSEE(S)’ agreement a direct licensee of LICENSOR, provided that LICENSOR’S obligations to SUBLICENSEE(S) are no greater than LICENSOR’S obligations to COMPANY under this Agreement. COMPANY shall provide written notice of such to each SUBLICENSEE(S) with a copy of such notice provided to LICENSOR.

ARTICLE 10

MISCELLANEOUS

10.1 Use of Name or Logo. COMPANY, AFFILIATED COMPANIES and SUBLICENSEE(S) shall not use the name or logo of LICENSOR or American Lebanese Syrian Associated Charities, or any of their constituent parts, such as St. Jude Children’s Research Hospital or ALSAC any contraction thereof or the name of INVENTORS in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of ST. JUDE, as applicable. LICENSOR will not use publicly for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of COMPANY, its AFFILIATED COMPANIES, and SUBLICENSEE(S) or any simulation, abbreviation, or adaptation of the same, or the name of any COMPANY employee or agent, without COMPANY’s prior, written, express consent. COMPANY, AFFILIATED COMPANIES and SUBLICENSEE(S) shall allow at least seven (7) business days notice of any proposed public disclosure for LICENSOR’S review and comment or to provide written consent. LICENSOR shall allow at least seven (7) business days notice of any proposed public disclosure for COMPANY, AFFILIATED COMPANIES or SUBLICENSEE(S) review and comment or to provide written consent.

10.2 No Partnership. Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between LICENSOR and COMPANY other than that of a licensor/licensee. Neither LICENSOR nor COMPANY shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

10.3 Notice of Claim. Each, LICENSOR and COMPANY, shall give the other or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement or arising out of the practice of the INVENTIONS licensed hereunder.

10.4 Insurance. Prior to initial human testing or FIRST COMMERCIAL SALE of any LICENSED PRODUCT(S) as the case may be and thereafter so long as LICENSED PRODUCTS are being sold in any particular country COMPANY and SUBLICENSEES shall establish and maintain appropriate insurance coverage in the minimum amount of five million dollars ($5,000,000) per claim, with an aggregate of ten million dollars ($10,000,000), to cover any liability arising from COMPANY’S indemnification obligations under Article 7 above with respect to such human testing or commercial sale of LICENSED PRODUCT. Prior to initial human testing or FIRST COMMERCIAL SALE of any LICENSED PRODUCT(S) as the case may be and thereafter so long as LICENSED PRODUCTS are being sold in any particular country, COMPANY and SUBLICENSEES shall establish and maintain, in each country in which COMPANY, an AFFILIATED COMPANY or SUBLICENSEE(S) shall test or sell LICENSED PRODUCT(S), product liability or other appropriate insurance coverage in the minimum amount of five million dollars ($5,000,000) per claim. COMPANY will annually present evidence, in the form of a statement in the annual report to LICENSOR that such coverage is being maintained. Upon LICENSOR’S request, COMPANY will furnish LICENSOR with a Certificate of Insurance of each insurance policy obtained. LICENSOR and ALSAC shall be listed as additional insureds in COMPANY’s said insurance policies. If such insurance is underwritten on a ‘claims made’ basis, COMPANY agrees that any change in underwriters during the term of this Agreement and thereafter so long as LICENSED PRODUCTS are being sold will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement and thereafter so long as LICENSED PRODUCTS are being sold.

10.5 Governing Law and Venue. In the event that legal action is brought arising from this Agreement, it shall be brought in Memphis, Tennessee and shall be governed by the laws of the State of Tennessee, without regard to conflicts of law provisions thereof.

10.6 Notice. All notices or communication required or permitted to be given by either PARTY hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other PARTY at its respective address set forth below or to such other address as one PARTY shall give notice of to the others from time to time hereunder or if sent by email to the other PARTY as provided below. Mailed notices shall be deemed to be received on the third business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day.

If to COMPANY:

Blue Water Vaccines
2014 Courtland Avenue
Cincinnati, OH 06830
Attn.: Joseph Hernandez
Phone:
Email:jhernandez@bluewatervaccines.com

With a copy to:
Erin Henderson
6308 SW 35th Way
Gainesville, FL 32608
404-405-6315
ehenderson@bluewatervaccines.com

If to ST. JUDE:

Office of Technology Licensing
Attn. Associate Director
St. Jude Children’s Research Hospital
262 Danny Thomas Place
Memphis, Tennessee
Phone: (901) 595-2751
Shawn.hawkins@stjude.org

10.7 Compliance with All Laws. In all activities undertaken pursuant to this Agreement, LICENSOR and COMPANY covenant and agree that each will in all material respects comply with such Federal, state and local laws and statutes, as may be in effect at the time of performance and all valid rules, regulations and orders thereof regulating such activities.

10.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either PARTY, in whole or in part, without the prior written consent of the other PARTIES, except that either PARTY shall be free to assign this Agreement in connection with any sale of substantially all of its assets without the consent of the other, but shall provide written notice of such assignment within thirty (30) days of its occurrence. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the PARTIES hereto.

10.9 No Waivers; Severability. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. It is the desire of the PARTIES hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any governmental agency or court of competent jurisdiction to be void, illegal and unenforceable, the PARTIES shall negotiate in good faith for a substitute term or provision which carries out the original intent of the PARTIES.

10.10 Entire Agreement; Amendment. COMPANY and LICENSOR acknowledge that they have read this entire Agreement and that this Agreement, including the attached Exhibits constitutes the entire understanding and contract between the PARTIES hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof. It is expressly understood and agreed that (i) there being no expectations to the contrary between the PARTIES hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the PARTIES hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the PARTIES hereto.

10.11 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any PARTY hereto, shall impair any such right, power or remedy to such PARTY nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any PARTY of any breach or default under this Agreement, or any waiver on the part of any PARTY of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any PARTY, shall be cumulative and not alternative.

10.12 Force Majeure. If a PARTY fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, epidemics, terrorism, earthquake or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement, provided however, that in no event shall such time extend for a period of more than one hundred eighty (180) days.

10.13 Further Assurances. Each PARTY shall, at any time, and from time to time, prior to or after the EFFECTIVE DATE of this Agreement, at reasonable request of the other PARTY, execute and deliver to the other such instruments and documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

10.14 Survival. All representations, warranties, covenants and agreements made herein and which by their express terms or by implication are to be performed after the execution and/or termination hereof, or are prospective in nature, shall survive such execution and/or termination, as the case may be. This shall include Paragraphs 3.8 (Late Payments), 5.2 (Records), and Articles 6, 7, 8, 9, and 10.

10.15 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the PARTIES hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.16 Headings. Article headings are for convenient reference and not a part of this Agreement. All Exhibits are incorporated herein by this reference.

10.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

IN WITNESS WHEREOF, this Agreement shall take effect as of the EFFECTIVE DATE when it has been executed below by the duly authorized representatives of the parties.

BLUE WATER VACCINE, INC.		ST. JUDE CHILDREN’S RESEARCH HOSPITAL, INC.

/s/ Joseph Hernandez		/s/ J. Scott Elmer
Name:	Joseph Hernandez	Name:	J. Scott Elmer
Title:	Chief Executive Officer	Title:	Director, Office of Technology Licensing

January 27, 2020
(Date)		(Date)

EXHIBIT A. LICENSE FEE & ROYALITIES.

EXHIBIT B. DEVELOPMENTAL MILESTONES & MILESTONE PAYMENTS

EXHIBIT C. SALES & ROYALTY REPORT FORM.

EXHIBIT A

LICENSE FEE & ROYALTIES

1. License Fee: The initial license fee due under Paragraph 3.1 within thirty (30) days of the EFFECTIVE DATE is fifteen thousand US dollars [***].

2. Annual Maintenance Fee: The annual maintenance fee pursuant to Paragraph 3.2 is ten thousand US dollars ($10,000) per year, beginning on the first anniversary of the effective date of the license, provided the annual maintenance fee shall be waived if all developmental milestones scheduled for completion before the annual fee is due according to Exhibit B have been achieved.

3. Royalties: The running royalty rate payable under Paragraph 3.3 is four percent (4%).

In the event COMPANY is required to enter into one or more third party license agreements to practice Patent Rights, the royalty payments due LICENSOR may be reduced by a percentage equal to half of that paid to such third party. However, in no event shall the milestone payments due to LICENSOR be reduced by more than one half of the original royalty percentage.

SUBLICENSE CONSIDERATION: COMPANY shall pay LICENSOR Fifteen percent (15%) of any SUBLICENSE CONSIDERATION.

EXHIBIT B

DEVELOPMENTAL MILESTONES & MILESTONE PAYMENTS

1. Developmental Milestones: Developmental Milestones by COMPANY for a LICENSED PRODUCT in accord with Paragraph 5.3 are as follows:

Complete IND enabling study	2020
Initiate animal toxicology study	last half 2020
File IND	first half 2021
Complete PHASE I CLINICAL TRIAL	first half of 2022
Commence PHASE II CLINICAL TRIAL	2024
Commence PHASE III CLINICAL TRIAL	2026
Regulatory approval, US or foreign equivalent	2026

2. Milestone Payments: The Milestone Payments payable under Paragraph 3.5 are as follows:

Upon Commencement of PHASE III CLINICAL TRIAL	[***]
Upon regulatory approval, US or foreign equivalent	[***]
Upon FIRST COMMERCIAL SALE	[***]

“Commence” or “Commencement” of either a PHASE I, PHASE II or PHASE III CLINCIAL TRIAL shall mean the dosing of the first patient in such PHASE I, PHASE II, or PHASE III CLINICAL TRIAL.

EXHIBIT C

SALES & ROYALTY REPORT

FOR LICENSE AGREEMENT BETWEEN BLUE WATER VACCINES AND

ST. JUDE CHILDREN’S RESEARCH HOSPITAL DATED

FOR PERIOD OF _________ TO __________

TOTAL ROYALTIES DUE FOR THIS PERIOD $ ______

PRODUCT ID	PRODUCT OR SERVICE NAME	*ST. JUDE REFERENCE	1st COMMERCIAL SALE DATE	TOTAL GROS S SALES	TOTAL REDUCTIONS	TOTAL NET SALES	ROYALTY RATE	AMOUNT DUE
SJ-11-0001 SJ-18-0045

* Please provide the ST. JUDE Reference Number or Patent Reference

This report format is to be used to report quarterly royalty statements to ST. JUDE. It should be placed on COMPANY letterhead and accompany any royalty payments due for the reporting period. This report shall be submitted even if no sales are reported.